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                                                                    EXHIBIT 99.2

                               PLAINS ALL AMERICAN
                          2001 PERFORMANCE OPTION PLAN


         SECTION 1. Purpose of the Plan.

         The Plains All American 2001 Performance Option Plan (the "Plan") is intended to promote the interests of Plains All American Pipeline, L.P., a Delaware limited partnership (the "Partnership"), by providing to employees of Plains All American GP, LLC and Plains AAP, L.P. (together, the "Company") and their Affiliates who perform services for the Partnership incentive compensation awards for superior performance that are based on Units.

         SECTION 2. Definitions.

         As used in the Plan, the following terms shall have the meanings set forth below:

         "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

         "Award" means an Option granted under the Plan.

         "Board" means the Board of Directors of Plains All American GP, LLC.

         "Committee" means the Board or such committee of the Board appointed to administer the Plan.

         "Employee" means any employee of the Company or an Affiliate, as determined by the Committee.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Fair Market Value" means the closing sales price of a Unit on the applicable date (or if there is no trading in the Units on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). In the event Units are not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Company.

         "Option" means an option to purchase Units granted under the Plan.

         "Participant" means any Employee granted an Award under the Plan.

         "Partnership Agreement" means the Third Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., as it may be amended from time to time.


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         "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

         "Restricted Period" means the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant.

         "Section 16(b)" means Section 16(b) of the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

         "SEC" means the Securities and Exchange Commission, or any successor thereto.

         "Unit" means a Subordinated Unit of the Partnership (or, to the extent converted pursuant to the terms of the Partnership Agreement, a Common Unit of the Partnership).

         SECTION 3. Administration.

         The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose. Upon any such delegation all references in the Plan to the "Committee", other than in Section 7, shall be deemed to include the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer's right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, a person who is an officer subject to Section 16(b) or a member of the Board. Subject to the foregoing limitation, the Chief Executive Officer is deemed to have been delegated the power hereunder to grant Options with respect to Employees who are not subject to Section 16(b). Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the number of Units to be covered by Awards; (iii) determine the terms and conditions of any Award; (iv) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, or forfeited; (v) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vi) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (vii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, the Partnership, any Affiliate, any Participant, and any beneficiary of any Award.


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         SECTION 4. Units Available for Awards.

         (a) Units Available. Subject to adjustment as provided in Section 4(c), the number of Units with respect to which Awards may be granted under the Plan is 450,000. If any Award is forfeited or otherwise terminates or is canceled without the delivery of Units, or if Units are withheld for payment of exercise price or taxes, then the Units covered by such Award, to the extent of such forfeiture, termination, cancellation or withholding, shall again be Units with respect to which Awards may be granted.

         (b) Sources of Units Deliverable Under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units owned by Plains AAP, L.P. or Units acquired in the open market, from any Affiliate, the Partnership (provided applicable exchange requirements or other laws permit such primary issuance) or any other Person, or any combination of the foregoing, as determined by the Committee in its discretion.

         (c) Adjustments. In the event that the Committee determines that any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Units (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, that the number of Units subject to any Award shall always be a whole number.

         SECTION 5. Eligibility.

         Any Employee shall be eligible to be designated a Participant.

         SECTION 6. Options.

         The Committee shall have the authority to determine the Employees to whom Options shall be granted, the number of Units to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan:

                  (i) Exercise Price. The purchase price per Unit purchasable under an Option shall be determined by the Committee, which, in its discretion, may provide for adjustment after the date of grant for distributions made with respect to Units.

                  (ii) Time and Method of Exercise. The Committee shall determine the Restricted Period, i.e., the time or times at which an Option may be exercised in whole or


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         in part, and the method or methods by which payment of the exercise price with respect thereto may be made or deemed to have been made in accordance with clause (vii) below.

                  (iii) Term. Subject to earlier termination as provided in the grant agreement or the Plan, each Option shall expire on the 10th anniversary of its date of grant.

                  (iv) Forfeiture. Except as otherwise provided in the terms of any grant agreement, upon termination of a Participant's employment with the Company and its Affiliates for any reason during the applicable Restricted Period, all unvested Options shall be forfeited by the Participant. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant's Options.

                  (v) Limits on Transfer of Awards.

                           (A) Except as provided in (C) below or otherwise
                  provided in the terms of any grant agreement, each Option shall be exercisable only by the Participant during the Participant's lifetime, or by the person to whom the Participant's rights shall pass by will or the laws of descent and distribution.

                           (B) Except as provided in (C) below or otherwise
                  provided in the terms of any grant agreement, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

                           (C) To the extent specifically provided by the
                  Committee with respect to a grant, an Option may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish.

                  (vi) Unit Certificates. All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

                  (vii) Delivery of Units or other Securities and Payment by Participant of Consideration. Notwithstanding anything in the Plan or any grant agreement to the contrary, delivery of Units pursuant to the exercise of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company is not reasonably able to obtain Units to deliver pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount


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         required to be paid pursuant to the Plan or the applicable Award grant agreement (including, without limitation, any exercise price or tax withholding) is received by the Company. Such payment may be made by such method or methods and in such form or forms as set forth in any grant agreement or as the Committee shall determine, including, without limitation, cash, other Awards, Units (including withholding of Units that would otherwise be issued pursuant to such Award), cashless-broker exercises with simultaneous sale, or any combination thereof; provided that the combined value, as determined by the Company, of all cash and cash equivalents and the Fair Market Value of any such Units or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid to the Company pursuant to the Plan or the applicable Award agreement.

         SECTION 7. Amendment and Termination.

         Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award agreement or in the Plan:

                  (i) Amendments to the Plan. Except as required by applicable law or the rules of the principal securities exchange on which the Units are traded and subject to Section 7(ii) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner, including increasing the number of Units available for Awards under the Plan, without the consent of any partner, Participant, other holder or beneficiary of an Award, or other Person.

                  (ii) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(iii), in any Award shall materially reduce the benefit to a Participant without the consent of such Participant.

                  (iii) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Partnership or the financial statements of the Partnership, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

         SECTION 8. General Provisions.

         (a) No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

         (b) Withholding. The Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, other securities, Units that would


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otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

         (c) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate or to remain on the Board, as applicable. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award agreement.

         (d) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

         (e) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

         (f) Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer or such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

         (g) No Trust or Fund Created. Neither the Plan nor the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate.

         (h) No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.


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         (i) Headings. Headings are given to the Sections and subsections of the
Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

         SECTION 9. Term of the Plan.

         The Plan shall be effective as of June 7, 2001 and shall continue until the date terminated by the Board or Units are no longer available for grants of Awards under the Plan, whichever occurs first. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.


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